Exhibit 99.1

FOR IMMEDIATE WORLDWIDE RELEASE

For Further Information, Contact:

Mark Namaroff

Director of Investor Relations

(978) 326-4058

investorrelations@analogic.com

Analogic Announces Financial Results for the Fourth Quarter and Fiscal Year Ended

July 31, 2014 and Declares Quarterly Cash Dividend

Delivered strong margins and cash flow despite market headwinds;

Strong backlog further supports growth in fiscal 2015

PEABODY, Mass. (September 15, 2014) – Analogic Corporation (Nasdaq:ALOG), enabling the world’s medical imaging and aviation security technology, today announced results for its fourth quarter ended July 31, 2014.

Highlights during the fourth quarter (comparisons are against Q4 of fiscal 2013) included:

•	Revenue of $142 million, down 15%

•	Gross margin of 44%, up 4 points

•	GAAP operating margin of 8%; Non-GAAP operating margin of 14%

•	GAAP diluted EPS of $0.89; Non-GAAP diluted EPS of $1.36

•	Entered into an agreement with a significant medical equipment supplier to provide our advanced ultrasound technology beyond our core markets

•	After quarter end, Security backlog increased to over $60 million and introduced new bk3000™ premium ultrasound system

Highlights for fiscal year 2014 included:

•	Revenue of $518 million, down 6% from fiscal 2013

•	Gross margin of 42%, up 3 points

•	GAAP operating margin of 6%: Non-GAAP operating margin of 10%

•	GAAP diluted EPS of $2.72; Non-GAAP diluted EPS of $3.52

•	Positive operating cash flows of $48 million, free cash flow of $30 million

Analogic Corporation            8 Centennial Drive, Peabody, MA 01960            978-326-4000            www.analogic.com

Revenue for the fourth quarter of fiscal 2014 was $142.0 million, a decrease of 15% compared with revenue of $166.2 million in the fourth quarter of fiscal 2013. GAAP net income for the fourth quarter of fiscal 2014 was $11.2 million, or $0.89 per diluted share, compared with net income of $11.7 million, or $0.93 per diluted share, in the fourth quarter of fiscal 2013.

Non-GAAP net income for the fourth quarter was $17.2 million, or $1.36 per diluted share, compared with $19.3 million, or $1.53 per diluted share, in the prior year’s fourth quarter. A reconciliation of GAAP to non-GAAP results is included as an attachment to this press release.

For fiscal 2014, revenue totaled $517.5 million, down 6% from the same period in the prior year. GAAP net income for the fiscal year was $34.5 million, or $2.72 per diluted share, compared with $31.1 million, or $2.48 per diluted share, in fiscal 2013. GAAP net income for fiscal 2014 included favorable discrete net tax benefits totaling $8.8 million, or $0.69 per diluted share, primarily associated with a reduction in taxes expected to be payable in the future associated with our Canadian operations. Non-GAAP net income for the fiscal year was $44.6 million, or $3.52 per diluted share, compared with $48.8 million, or $3.88 per diluted share, in fiscal 2013. Our non-GAAP results do not include the tax benefit noted above.

Jim Green, president and CEO, commented, “Despite market challenges in both the medical and security markets, for the fiscal year we generated significant operating cash flow and maintained near record margins, positioning Analogic for growth and significant profitability in the future. In Medical Imaging, our new high-value-content CT platform is entering production and our MRI and Mammography businesses are stable. In Security, our baggage screening products are proven, our market position with L-3 Communications and Smiths Detection remains strong, and we are seeing early adoption for RapidDNA Analysis™ Systems. After the end of the quarter we received significant orders for threat detection and DNA analysis systems increasing our Security backlog to over $60 million, positioning us well for fiscal 2015.”

“In direct Ultrasound, our sales force is stabilizing and we recently introduced our new bk3000 system, a premium ultrasound solution for urology and general imaging, positioning us for accelerating growth,” Green added. “We are pleased to mention that during the fourth quarter we entered into an agreement with a significant global medical equipment provider that will allow us to leverage our new TriCore™ based ultrasound technology beyond our core markets. We expect to see shipments beginning in fiscal 2015 underpinning our long-term growth expectations for our Ultrasound business.”

Green continued, “We believe that fiscal 2015 will see a return to growth as our Medical Imaging business stabilizes, our Ultrasound business accelerates in direct markets and Security sees strong growth. We expect revenues in fiscal 2015 to grow mid single-digits with 1-2 points improvement in non-GAAP operating margin, putting us back on a trajectory of long-term sustainable growth.”

Segment Revenues

Medical Imaging segment revenue was $84.2 million for the fourth quarter of fiscal 2014, down 7% from the same period of fiscal 2013, due primarily to timing of MRI sales, lower customer funded engineering and the exit from our legacy patient monitoring product line. In the fiscal year, Medical Imaging revenue was $295.6 million, down 7% from the prior year.

Analogic Corporation            8 Centennial Drive, Peabody, MA 01960            978-326-4000            www.analogic.com

Ultrasound segment revenue was $40.4 million for the fourth quarter of fiscal 2014, down 8% from revenue of $43.7 million in the same period of fiscal 2013, due to fulfillment delays related to timing of orders received during the quarter. In the fiscal year, Ultrasound revenue was $152.5 million, up 2% from the prior year.

Security Technology segment revenue was $17.4 million for the fourth quarter of fiscal 2014, down 46% from revenue of $32.3 million in the same period of fiscal 2013. Compared with a very strong fourth quarter of fiscal 2013, revenues in the fourth quarter of fiscal 2014 were lower as a result of a reduction in engineering revenue and fewer shipments of high-speed threat detection systems primarily due to international airport tender delays. In the fiscal year, Security Technology revenue was $69.4 million, down 15% from the prior year.

Quarterly Cash Dividend

On September 9, 2014, Analogic’s Board of Directors declared a $0.10 cash dividend for each common share for its fourth fiscal quarter ended July 31, 2014. The cash dividend will be payable on October 10, 2014, to shareholders of record on September 25, 2014.

Use of Non-GAAP Financial Measures

This document includes non-GAAP financial measures that are not in accordance with, nor an alternative to, generally accepted accounting principles and may be different from non-GAAP measures used by other companies. In addition, these non-GAAP measures are not based on any comprehensive set of accounting rules or principles.

Non-GAAP financial measures should not be considered as a substitute for, or superior to, measures of financial performance prepared in accordance with GAAP. They are limited in value because they exclude charges that have a material effect on our reported results and, therefore, should not be relied upon as the sole financial measures to evaluate our financial results. The non-GAAP financial measures are meant to supplement, and to be viewed in conjunction with, GAAP financial results. An explanation and a reconciliation of our non-GAAP measures are provided at the end of this press release.

Forward-Looking Statements

Any statements about future expectations, plans, and prospects for the Company, including statements containing the words “believes,” “anticipates,” “plans,” “expects,” and similar expressions, constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Actual results may differ materially from those indicated by such forward-looking statements as a result of various important factors, including risks relating to product development and commercialization, limited demand for the Company’s products, limited number of customers, risks associated with competition, uncertainties associated with regulatory agency approvals, competitive pricing pressures, downturns in the economy, the risk of potential intellectual property litigation, acquisition related risks, and other factors discussed in our most recent quarterly and annual reports filed with the Securities and Exchange Commission. In addition, the forward-looking statements included in this presentation represent the Company’s views as of the date of this document. While the Company anticipates that subsequent events and developments will cause the Company’s views to change, the Company specifically disclaims any obligation to update these forward-looking statements. These forward-looking statements should not be relied upon as representing the Company’s views as of any later date.

Analogic Corporation            8 Centennial Drive, Peabody, MA 01960            978-326-4000            www.analogic.com

Conference Call

Analogic will conduct an investor conference call on Monday, September 15, 2014 at 5:00 p.m. (ET) to discuss the fourth quarter results. To participate in the conference call, dial 1-866-823-6992, or 1-334-323-7225 for international callers, approximately ten minutes before the conference is scheduled to begin. Inform the operator that you wish to join the Analogic conference, passcode 42748. You will then be asked for your name, organization, and telephone number, and be connected to the conference. The earnings release and, just prior to the call, presentation materials related to the quarterly financial information will be posted on the Company’s website at http://investor.analogic.com/.

The call will also be available via webcast in listen-only mode. To listen to the webcast, visit investor.analogic.com approximately five to ten minutes before the conference is scheduled to begin. A telephone digital replay will be available approximately two hours after the call is completed through midnight October 15, 2014. To access the digital replay, dial 1-877-919-4059 or 1-334-323-0140 for international callers. The passcode is 49860587.

A replay of the conference call webcast will be archived on the Company’s website at www.analogic.com approximately three hours after the call is completed and will be available through midnight October 15, 2014.

For more information on the conference call, visit www.analogic.com, call 978-326-4058, or email investorrelations@analogic.com.

About Analogic

Analogic (Nasdaq:ALOG) provides leading-edge healthcare and security technology solutions to advance the practice of medicine and save lives. We are recognized around the world for advanced imaging and real-time guidance technologies used for disease diagnosis and treatment as well as for automated threat detection. Our market-leading ultrasound systems, used in procedure-driven markets such as urology, surgery, and point-of-care, are sold to clinical practitioners around the world. Our advanced imaging technologies are also used in computed tomography (CT), magnetic resonance imaging (MRI), and digital mammography systems, as well as automated threat detection systems for aviation security. Our imaging technology can be found in over half of the CT and MRI systems installed worldwide. Analogic is headquartered just north of Boston, Massachusetts. For more information, visit www.analogic.com.

Analogic is a registered trademark of Analogic Corporation.

The globe logo is a trademark of Analogic Corporation.

Analogic Corporation            8 Centennial Drive, Peabody, MA 01960            978-326-4000            www.analogic.com

CONSOLIDATED STATEMENTS OF OPERATIONS

(Unaudited)

	Three Months Ended		Twelve Months Ended
(In thousands, except per share data)	July 31, 2014	July 31, 2013	July 31, 2014	July 31, 2013
Net revenue:
Product	$139,535	$160,227	$509,527	$526,725
Engineering	2,462	5,950	8,021	23,638

Total net revenue	141,997	166,177	517,548	550,363

Cost of sales:
Product	77,841	95,103	290,951	313,458
Engineering	1,827	4,020	6,894	20,226

Total cost of sales	79,668	99,123	297,845	333,684

Gross profit	62,329	67,054	219,703	216,679

Operating expenses:
Research and product development	18,034	17,666	73,828	63,990
Selling and marketing	15,554	14,206	59,157	51,268
General and administrative	13,523	14,734	54,147	52,527
Restructuring	3,267	3,023	3,483	3,519

Total operating expenses	50,378	49,629	190,615	171,304

Income from operations	11,951	17,425	29,088	45,375
Total other expense, net	(153)	(160)	(50)	(1,278)

Income before income taxes	11,798	17,265	29,038	44,097
Provision for (benefit from) income taxes	647	5,558	(5,442)	12,976

Net income	$11,151	$11,707	$34,480	$31,121

Net income per share
Basic	$0.90	$0.96	$2.78	$2.54
Diluted	$0.89	$0.93	$2.72	$2.48

Dividends declared and paid per share	$0.10	$0.10	$0.40	$0.40

Weighted-average shares outstanding:
Basic	12,352	12,249	12,404	12,247
Diluted	12,594	12,621	12,667	12,569

Analogic Corporation            8 Centennial Drive, Peabody, MA 01960            978-326-4000            www.analogic.com

CONDENSED CONSOLIDATED BALANCE SHEETS

(Unaudited)

(In thousands)
	July 31, 2014	July 31, 2013
Assets:
Cash and cash equivalents	$114,540	$113,033
Accounts receivable, net	106,436	113,150
Inventory	124,777	116,280
Other current assets	28,021	17,950

Total current assets	373,774	360,413
Property, plant, and equipment, net	114,165	110,983
Intangible assets and goodwill, net	114,321	105,598
Other non-current assets	12,082	10,790

Total Assets	$614,342	$587,784

Liabilities and Stockholders’ Equity:
Accounts payable	$37,241	$32,138
Accrued liabilities	33,465	42,191
Other current liabilities	13,807	16,565

Total current liabilities	84,513	90,894
Long-term liabilities	17,249	10,494
Stockholders’ equity	512,580	486,396

Total Liabilities and Stockholders’ Equity	$614,342	$587,784

UNAUDITED SUPPLEMENTAL INFORMATION - RECONCILIATION OF GAAP TO NON-GAAP MEASURES

We provide non-GAAP income from operations, operating margin, other income, net income, and diluted net income per share as supplemental measures to reported results regarding our operational performance. These financial measures exclude the impact of certain items and, therefore, have not been calculated in accordance with GAAP. The adjustments to these financial measures, and the basis for such adjustments, are outlined below:

Share-Based Compensation Expense

We incur expense related to share-based compensation included in the reported presentation of cost of sales, research and development, selling and marketing, and general and administrative expense. Although share-based compensation is an expense and viewed as a form of compensation, these expenses vary in amount from period to period. In addition, fluctuations in market price and volatility of our shares, risk-free interest rates, and the expected term and forfeiture rates of the awards impact the expense period to period. A portion of our equity compensation is performance-based, which drives volatility in expense as estimated performance-based metrics are updated for actual and forecasted results. Our management team believes that exclusion of these expenses allows comparisons of operating results that are consistent between periods and allows comparisons of our operating results to those of other companies that disclose non-GAAP financial measures that exclude share-based compensation.

Analogic Corporation            8 Centennial Drive, Peabody, MA 01960            978-326-4000            www.analogic.com

BK Medical Distributor Matter Inquiry-Related Costs

As initially disclosed in our annual report on Form 10-K for the fiscal year ended July 31, 2011, we have identified transactions involving our Danish subsidiary, BK Medical, and certain of its foreign distributors, with respect to which we have raised questions concerning compliance with law and our business policies. We have concluded that the identified transactions have been properly accounted for in our reported consolidated financial statements in all material respects. During the three months ended July 31, 2014 and 2013, we incurred $0.1 million and $0.5 million of pre-tax inquiry-related costs, respectively. We incurred $1.4 million and $1.2 million of pre-tax inquiry-related costs during fiscal year 2014 and 2013, respectively.

Acquisition Related Expenses

We incur amortization of intangibles and other expenses related to acquisitions. The intangible assets are valued at the time of acquisition and are amortized over their estimated economic life. We believe the exclusion of these acquisition related expenses allow comparisons of operating results that are consistent over time for both our newly acquired and long-held businesses. On March 2, 2013, we acquired Ultrasonix Medical Corporation and on September 20, 2013 we acquired the remaining 90% equity interest in PocketSonics, Inc. We initially purchased a 10% equity interest in PocketSonics in April 2010. During the three months and full-year ended July 31, 2014, we incurred pre-tax acquisition-related expenses associated with the Ultrasonix and PocketSonics acquisitions of $1.4 million and $6.3 million, respectively. The remainder relates to prior acquisitions.

Restructuring Charges

During the fourth quarter of fiscal year 2014, we incurred pre-tax charges of $2.9 million, primarily relating to severance and personnel related costs of 48 involuntarily terminated employees associated with restructuring activities, including optimization of our operations in Peabody Massachusetts, which are recognized in our Consolidated Statement of Operations under restructuring and which we refer to as the Fiscal 2014 Restructuring. During fiscal year 2013, we incurred pre-tax charges of $3.5 million, primarily relating to severance and personnel related costs of 115 involuntarily terminated employees, as well as for facility exit costs associated with restructuring activities, including the consolidation of manufacturing and certain support activities currently conducted at the Ultrasonix facility in Vancouver, into operations at our existing facilities, closure of the Ultrasonix sales subsidiary in Paris, France, the transition costs associated with the planned closure of our Englewood, Colorado facility, as we consolidated manufacturing and development activities into our State College, Pennsylvania facility, and optimization of our operations in Montreal, Canada and Peabody Massachusetts, all of which were recognized in our Consolidated Statement of Operations under restructuring and which we refer to as the Fiscal 2013 Restructuring. We incurred an additional $0.6 million during fiscal year 2014 related to the Fiscal 2013 Restructuring. Total pre-tax restructuring charges for the three months and full-year ended July 31, 2014 amounted to $3.3 million and $3.5 million, respectively.

Taxes

For purposes of calculating non-GAAP net income and non-GAAP diluted earnings per share, we adjust the provision for (benefit from) income taxes to tax effect the non-GAAP adjustments described above as they have a significant impact on our income tax (benefit) provision. In addition, from time-to-time, we recognize certain non-recurring tax adjustments.

Analogic Corporation            8 Centennial Drive, Peabody, MA 01960            978-326-4000            www.analogic.com

During the year ended July 31, 2014, we excluded from our non-GAAP results $8.8 million in discrete net tax benefits primarily associated with a reduction in taxes expected to be payable in the future associated with our Canadian operations. These benefits were excluded from our non-GAAP results as the significant benefit recorded in the second quarter of fiscal year 2014 was non-recurring and management believes not helpful in evaluating short-term and longer-term trends in our operations.

Summary

We exclude the above-described expenses, their related tax impact and other non-recurring tax benefits in evaluating short-term and long-term operating trends in our operations, and allocating resources to various initiatives and operational requirements. We believe that these non-GAAP financial adjustments are useful to investors because they allow investors to evaluate the effectiveness of the methodology and information used by management in its financial and operational decision-making.

These non-GAAP financial measures have not been prepared in accordance with GAAP, and should not be considered in isolation or as a substitute for financial information provided in accordance with GAAP. Further, these non-GAAP financial measures may not be computed in the same manner as similarly titled measures used by other companies. The following table reconciles the non-GAAP financial measures to their most directly comparable GAAP financial measures.

Analogic Corporation            8 Centennial Drive, Peabody, MA 01960            978-326-4000            www.analogic.com

NON-GAAP STATEMENTS OF OPERATIONS RECONCILIATION

(In thousands, except per share data)	Three Months Ended		Twelve Months Ended
	July 31, 2014	July 31, 2013	July 31, 2014	July 31, 2013

GAAP Income From Operations	$11,951	$17,425	$29,088	$45,375
Share-based compensation expense	2,787	3,643	11,512	11,601
BK distributor matter inquiry related costs	97	471	1,426	1,211
Restructuring	3,267	3,023	3,483	3,519
Acquisition-related expenses	2,099	3,495	8,773	8,310

Non-GAAP Income From Operations	$20,201	$28,057	$54,282	$70,016

Percentage of Total Net Revenue	14.2%	16.9%	10.5%	12.7%

GAAP Other Income (Expense), net	($153)	($160)	($50)	($1,278)
Acquisition related loss	—	—	484	—

Non-GAAP Other Income (Expense), net	($153)	($160)	$434	($1,278)

Percentage of Total Net Revenue	-0.1%	-0.1%	0.1%	-0.2%

GAAP Net Income	$11,151	$11,707	$34,480	$31,121
Share-based compensation expense	2,128	2,546	8,155	8,015
BK distributor matter inquiry related costs	62	303	906	779
Restructuring	2,110	2,000	2,250	2,372
Acquisition related revenues, expenses and loss	1,727	2,705	7,615	6,486
Tax benefit	—	—	(8,764)	—

Non-GAAP Net Income	$17,178	$19,261	$44,642	$48,773

Percentage of Total Net Revenue	12.1%	11.6%	8.6%	8.9%

GAAP Diluted Net Income Per Share	$0.89	$0.93	$2.72	$2.48
Effect of non-GAAP adjustments	$0.47	0.60	$0.80	$1.40

Non-GAAP Diluted Net Income Per Share	$1.36	$1.53	$3.52	$3.88

Analogic Corporation            8 Centennial Drive, Peabody, MA 01960            978-326-4000            www.analogic.com